Exhibit 10.1
EXHIBIT #1
LONG TERM INCENTIVE PROGRAM
PAYOUT SCHEDULE 1

Corporate
Performance
Against EPS Target
For the	LTIP Incentive
Performance Period	Plan Multiplier
<75%	0.00%
75%	50.00%
80%	60.00%
85%	70.00%
90%	80.00%
95%	90.00%
100%	100.00%
105%	112.50%
110%	125.00%
115%	137.50%
120%	150.00%
125%	162.50%
130%	175.00%
135%	187.50%
140% >	200.00%

[1]	Percent of participant’s targeted annual LTIP awarded will be interpolated on a straight line basis for EPS performance between threshold and maximum.